Exhibit 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2010.

SAN FRANCISCO--(BUSINESS WIRE)--March 1, 2011--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the fourth quarter and full year of 2010.

Highlights for the fourth quarter and full year of 2010.

  CAI reported net income attributable to CAI common stockholders for the fourth quarter of 2010 of $0.57 per fully diluted share, a 235% increase compared to $0.17 per fully diluted share during the fourth quarter of 2009 and a 46% increase as compared to $0.39 per fully diluted share in the third quarter of 2010 (excluding the $0.11 per share related to a one time tax benefit during the third quarter of 2010).
  For the full year, CAI reported $1.56 per fully diluted share, a 105% increase compared to the $0.76 per share reported in 2009.
  Average utilization for the fourth quarter of 2010 was 98.0%, compared to the 81.9% during the fourth quarter of 2009.
  During December 2010 CAI issued approximately 1.4 million of common shares totaling proceeds of $22.4 million, net of fees and expenses.
  During December 2010 CAI entered into a $300 million, delayed draw 6 year term loan facility with a syndicate of banks and funded $185 million on the closing date.

CAI today reported net income attributable to CAI common stockholders of $10.5 million in the fourth quarter of 2010 as compared to net income attributable to CAI common stockholders of $3.1 million during the fourth quarter of 2009. Fully diluted earnings per share in the fourth quarter of 2010 was $0.57, on 18.5 million average shares outstanding, as compared to fully diluted earnings per share of $0.17 on 18.0 million average shares outstanding during the fourth quarter of 2009. For the year ended December 31, 2010, CAI reported net income attributable to CAI common stockholders of $28.4 million, or $1.56 per fully diluted share, compared to $13.6 million, or $0.76 per fully diluted share, in 2009.

Total revenue for the fourth quarter of 2010 was $25.2 million as compared to $15.3 million for the fourth quarter of 2009. Container rental revenue was $21.4 million as compared to $12.8 million in the fourth quarter of 2009. The increase in the container rental income was primarily due to a 63% increase in the average number of TEUs of owned containers on lease and a 13.5% increase in the average utilization of our owned fleet as compared to the three months ended December 31, 2009. Management fee revenue was $3.4 million as compared to $2.1 million of management fee revenue reported in the fourth quarter of 2009. Finance lease income in the fourth quarter of 2010 was unchanged at $0.4 million as compared to the fourth quarter of 2009. For the year ended December 31, 2010, total revenue was $77.9 million, which was an increase of $12.6 million, or 19%, compared to the $65.3 million for the prior year.

During December, 2010 CAI announced that it entered into a definitive agreement for a $300 million, delayed draw 6 year term loan with a syndicate of banks. On the closing date $185 million was funded and the remaining facility commitment is available for 9 months after the closing date. During the month of December CAI also issued approximately 1.4 million of common shares at $17.50 per share, raising $22.4 million of equity proceeds, net of fees and expenses.

Masaaki (John) Nishibori, CEO of CAI, commented, “2010 was a tremendous year for our company. The container investments we made in the third and fourth quarters allowed us to report net income of $19.7 million during the second half of the year, which represents 69% of our net income for the full year. We are optimistic about the industry conditions going into 2011 and thus we decided during the fourth quarter to raise additional debt and equity in order to meet our customers expected container equipment needs. Our fleet in the fourth quarter was effectively fully utilized and utilization has held up during the first quarter.”

He continued, “During 2010, we significantly expanded our owned fleet by 48% and that fleet growth was deployed on long term leases that will contribute to revenue and net income in 2011 and beyond. Demand for containers is being driven primarily by increased trade activity around the globe. Clarkson Research, a shipping industry research firm, in February was forecasting world containerized trade growth of 9.7% in 2011.

We have expanded our fleet already this year and expect continued strong investment in containers during the remainder of 2011. The first quarter is typically the slowest quarter of the year. Although our utilization remains high, we expect the revenue impact of additional assets in our fleet to mostly occur beginning in the second quarter of 2011. The second quarter is when most shipping companies are reserving new equipment for leases. We expect utilization to remain strong through at least the third quarter of 2011 since demand historically is higher during the second and third quarters of the year.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)

	December 31,	December 31,
ASSETS	2010	2009

Cash	$14,393	$14,492
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $2,182 and $1,420 at December 31, 2010 and December 31, 2009, respectively	20,874	14,412
Accounts receivable (managed fleet)	19,496	18,953
Current portion of direct finance leases	3,948	6,776
Prepaid expenses	6,645	3,077
Deferred tax assets	1,931	1,669
Other current assets	1,364	4,000
Total current assets	68,651	63,379
Container rental equipment, net of accumulated depreciation of $ 85,596 and $80,627 at December 31, 2010 and December 31, 2009, respectively	528,845	299,340
Net investment in direct finance leases	7,886	5,844
Furniture, fixtures and equipment, net of accumulated depreciation of $548 and $759 at December 31, 2010 and December 31, 2009, respectively	2,383	435
Intangible assets, net of accumulated amortization of $5,982 and $4,656 at December 31, 2010 and December 31, 2009, respectively	3,593	5,085
Total assets	$611,358	$374,083

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$2,411	$8,030
Accrued expenses and other current liabilities	5,408	3,638
Due to container investors	23,283	17,285
Unearned revenue	5,724	4,225
Current portion of term loans	24,800	800
Current portion of capital lease obligations	4,438	3,813
Rental equipment payable	86,003	660
Total current liabilities	152,067	38,451
Revolving credit facility	51,600	152,500
Term loans	169,200	9,000
Deferred income tax liability	30,226	26,606
Capital lease obligations	10,509	16,282
Income taxes payable	82	2,146
Total liabilities	413,684	244,985

Stockholders' equity:
Common stock, par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding, 19,295,359 shares and 17,917,176 shares at December 31, 2010, and December 31, 2009, respectively	2	2
Additional paid-in capital	127,064	103,684
Accumulated other comprehensive loss	(2,510)	(1,248)
Retained earnings	55,043	26,660
Total CAI stockholders' equity	179,599	129,098
Non-controlling interest	18,075	-
Total stockholders' equity	197,674	129,098
Total liabilities and stockholders' equity	$611,358	$374,083

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
Container rental revenue	$21,390	$12,765	$64,892	$53,747
Management fee revenue	3,387	2,137	10,348	8,546
Gain on sale of container portfolios	-	-	614	753
Finance lease income	447	416	2,045	2,218
Total revenue	25,224	15,318	77,899	65,264

Operating expenses:
Depreciation of container rental equipment	6,690	4,282	20,767	17,140
Amortization of intangible assets	343	359	1,377	1,566
Impairment of container rental equipment	-	6	40	86
Gain on disposition of used container equipment	(3,352)	(1,235)	(9,112)	(3,626)
Storage, handling and other expenses	1,229	2,350	6,170	8,717
Marketing, general and administrative expense	5,766	4,434	21,218	18,848
Restructuring charges	-	707	-	972
Loss (gain) on foreign exchange	(14)	(62)	513	(215)
Total operating expenses	10,662	10,841	40,973	43,488

Operating income	14,562	4,477	36,926	21,776

Interest expense	2,016	967	5,278	4,311
Interest income	12	(2)	(109)	(10)
Net interest expense	2,028	965	5,169	4,301

Net income before income taxes and non-controlling interest	12,534	3,512	31,757	17,475

Income tax expense	2,267	438	3,555	3,919

Net income	10,267	3,074	28,202	13,556
Add: Net loss attributable to non-controlling interest	230	-	181	-

Net income available to CAI common stockholders	$10,497	$3,074	$28,383	$13,556

Net income per share available to CAI common stockholders:
Basic	$0.58	$0.17	$1.58	$0.76
Diluted	$0.57	$0.17	$1.56	$0.76

Weighted average shares outstanding:
Basic	18,165	17,906	17,974	17,902
Diluted	18,506	17,950	18,203	17,902

	As of December 31, 2010	As of December 31, 2009
	(unaudited)
Managed fleet in TEUs	478,608	507,681
Owned fleet in TEUs	347,973	235,082

Total	826,581	742,763

Conference Call

A conference call to discuss financial results for the fourth quarter of 2010 and full year will be held on Tuesday, March 1, 2011 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9148; outside of the U.S., call 1-760-536-5211. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q4 2010 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of December 31, 2010, the company operated a worldwide fleet of approximately 827,000 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Operating Officer
vgarcia@capps.com